Exhibit 2.1

execution version

AGREEMENT AND PLAN OF MERGER

among

COTT CORPORATION,

CR MERGER SUB, INC.

and

CRYSTAL ROCK HOLDINGS, INC.

Dated as of February 12, 2018

TABLE OF CONTENTS

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Section 9.15 Counterparts	65

ANNEX I          –           Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 12, 2018 (the “Agreement Date”), by and among Cott Corporation, a Canadian corporation (“Parent”), CR Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and Crystal Rock Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Purchaser and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser shall (and Parent has agreed to cause Purchaser to) commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price per Share of $0.97 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, as soon as practicable following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger” and together with the Offer and the other transactions contemplated by this Agreement, collectively, the “Transactions”), whereby each issued and outstanding Share (other than Shares tendered and accepted pursuant to the Offer and Excluded Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) declared advisable this Agreement and the Transactions, including the Offer and the Merger, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (v) subject to the other terms and conditions of this Agreement, resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser in the Offer (the “Company Board Recommendation”);

WHEREAS, (i) the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and (ii) immediately following execution of this Agreement, Parent, as the sole stockholder of Purchaser, shall adopt and approve this Agreement;

WHEREAS, the Board of Directors of Purchaser has (i) approved this Agreement and declared its advisability and (ii) recommended the adoption and approval of this Agreement by the sole stockholder of Purchaser;

WHEREAS, Parent, Purchaser and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain persons, Parent and Purchaser are entering into that certain tender and support agreement (the “Support Agreement”) pursuant to which each such Person has agreed to tender all of the Shares owned by such Person in the Offer; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

Article I

THE OFFER AND THE MERGER

Section 1.01          The Offer.

(a)                Subject to the terms and conditions of this Agreement and provided that (i) this Agreement has not been terminated in accordance with Article VIII and (ii) none of the events set forth in clause (b) of Annex I shall have occurred and be continuing, as promptly as practicable but in no event later than ten (10) Business Days after the Agreement Date, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The initial expiration date of the Offer (the “Initial Expiration Date”) shall be the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act).  For purposes of this Agreement, “Expiration Date” means the Initial Expiration Date or, if the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended.

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(b)               Parent and Purchaser expressly reserve the right to waive (where permitted by applicable Law), in their sole discretion, in whole or in part, any of the Offer Conditions, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, which consent may be withheld in its sole discretion, or except as otherwise contemplated by this Agreement, neither Parent nor Purchaser shall (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) add any condition to the Offer not set forth in Annex I, (vi) amend or modify any of the Offer Conditions in a manner adverse to the holders of Shares, (vii) waive the Offer Condition set forth in clause (b) of Annex I or the Offer Condition set forth in clause (c)(i) of Annex I, (viii) extend the Offer in a manner other than pursuant to and in accordance with this Agreement, (ix) otherwise amend the Offer in any manner materially adverse to the holders of Shares or (x) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act.

(c)                Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for any period or periods required by (A) applicable Law, (B) applicable rules, regulations, interpretations or positions of the SEC or its staff or (C) any of the rules and regulations, including listing standards, of NYSE or any other United States national securities exchange registered under the Exchange Act on which the Company Common Stock is then traded, (ii) if at the otherwise-scheduled Expiration Date any Offer Condition (other than those which by their nature would be satisfied at the Acceptance Time) other than the Minimum Condition is not satisfied or waived (if permitted hereunder), Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for one or more successive periods of ten (10) Business Days each, in order to permit the satisfaction of all of the Offer Conditions (other than those which by their nature would be satisfied at the Acceptance Time), and (iii) if all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived (if permitted hereunder), or if not then satisfied or waived, are by their nature to be satisfied at the Acceptance Time, then at the otherwise-scheduled Expiration Date, Purchaser may, and, if requested by the Company in its sole discretion, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for one or more periods of ten (10) Business Days each, it being agreed that Purchaser shall not, and Parent shall not be required to cause Purchaser to, extend the Offer pursuant to this clause (iii) on more than two (2) occasions; provided, however, that notwithstanding the foregoing, in no event shall Purchaser be required to extend the Offer beyond the earlier to occur of (1) the date this Agreement is terminated pursuant to Article VIII or (2) the Outside Date; provided, further, that the foregoing clauses (ii) and (iii) of this Section 1.01(c) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Article VIII.

(d)                On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer and to pay for all such shares as soon as practicable (in compliance with Rule 14e-1(c) promulgated under the Exchange Act) following the expiration of the Offer (the time of such acceptance for payment, and payment for, Shares, the “Acceptance Time”). The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.02(e).

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(e)                Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to any scheduled Expiration Date unless this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Purchaser shall, and Parent shall cause Purchaser to, promptly (and in any event within two (2) Business Days), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated pursuant to Article VIII prior to the purchase of Shares in the Offer, Purchaser shall promptly return and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(f)                As promptly as practicable on the date of the commencement of the Offer, Parent and Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of letter of transmittal, a form of summary advertisement and other ancillary Offer documents and instruments, if any, in respect of the Offer (collectively, together with any amendments and supplements thereto and the Schedule TO, the “Offer Documents”). Parent and Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable Law. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by such Party for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or the Schedule TO or the Offer Documents contain any material omission therein, and Parent and Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company and its legal counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments provided by the Company and its counsel hereunder, in each case, so long as the Company Board has not effected an Adverse Recommendation Change. Parent and Purchaser, so long as the Company Board has not effected an Adverse Recommendation Change, shall as promptly as practicable provide the Company and its counsel with a copy of any written comments or telephonic notice of any oral comments that may be received from the SEC or its staff with respect to the Offer Documents or any amendment or supplement thereto promptly after receipt thereof. Parent and Purchaser, so long as the Company Board has not effected an Adverse Recommendation Change, shall respond as promptly as practicable to any such SEC comments and shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto (contemporaneously with delivery of the same to the SEC) and telephonic notification of any oral responses thereto of Parent or Purchaser or their counsel. Parent and Purchaser, so long as the Company Board has not effected an Adverse Recommendation Change, shall, prior to the filing of any amendment or supplement to the Offer Documents with the SEC or dissemination thereof to the holders of Shares, consult with the Company and its counsel prior to filing such amendments, supplements or responses, and shall consider any such comments.

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(g)               Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(h)               The Offer Price shall be adjusted appropriately to reflect any issuance of shares not outstanding on the date hereof as set forth in Section 3.03 and any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the Agreement Date and prior to the payment by Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer.

Section 1.02          Company Actions.

(a)                The Company hereby approves of and consents to the Transactions and consents to the inclusion in the Offer Documents of the Company Board Recommendation, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as permitted by Section 6.03(e).

(b)               On the date the Schedule TO is filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 6.03(e), contain the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by applicable Law. The Company shall use its reasonable best efforts to obtain the consent of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Opinion, together with a summary thereof (which summary shall comply with the provisions of Item 1015(b) of Regulation M-A promulgated by the SEC). Except and to the extent otherwise expressly permitted pursuant to Section 6.03, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company, on the one hand, and Parent and Purchaser, on the other hand, shall promptly correct any information provided by such Party for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or the Schedule 14D-9 contains any material omission therein, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their legal counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments provided by Parent and its counsel hereunder. The Company shall as promptly as practicable provide Parent, Purchaser and their legal counsel with a copy of any written comments or telephonic notice of any oral comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 or any amendment or supplement thereto promptly after receipt thereof. The Company shall respond as promptly as practicable to any such SEC comments and shall consult with Parent and its counsel prior to responding to any such comments, and shall provide Parent and its counsel with a copy of any written responses thereto (contemporaneously with delivery of the same to the SEC) and telephonic notification of any oral responses thereto of the Company or its counsel. The Company agrees to, prior to the filing of any amendment or supplement to the Schedule 14D-9 with the SEC or dissemination thereof to the holders of Shares, provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on such amendments, supplements or responses, giving reasonable and good faith consideration to any such comments.

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(c)                Promptly after the Agreement Date (and in any event in sufficient time to permit Purchaser to commence the Offer within the time period required by Section 1.01(a)) and otherwise from time to time as requested by Purchaser or its agents, the Company shall cause its transfer agent to furnish to Purchaser mailing labels containing the names and addresses of the record holders of Shares as of a recent date, together with security position listings, non-objecting beneficial owner lists, listings, computer files, and any other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Purchaser such information (including updated lists of holders of Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser shall hold in confidence the information provided to Parent, Purchaser or their respective Representatives pursuant to this Section 1.02(c), and shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall deliver to the Company or destroy all copies of such information then in their possession or control.

Section 1.03          The Merger.

(a)                Subject to the terms and conditions of this Agreement, and in accordance with the DGCL (including Section 251(h) thereof), at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Company”. The Parties agree that, for U.S. federal income Tax purposes, Purchaser (and its actions hereunder) shall be disregarded and the Merger, together with the acquisition of Shares pursuant to the Offer, shall be treated as a taxable purchase by Parent from stockholders of the Company of the Shares that are converted in the Merger or accepted for payment pursuant to the Offer.

(b)               At the Effective Time, (i) the Certificate of Incorporation of the Company, as amended, as in effect as of the Agreement Date (the “Company Charter”) shall be amended and restated in its entirety to read in the form of Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein or by applicable Law, subject to the limitations of Section 6.04(b) and (ii) the Bylaws of Purchaser, as amended, and as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read in the form of Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law, subject to the limitations of Section 6.04(b).

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(c)                The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company. The officers of the Purchaser, from and after the Effective Time, shall be the initial officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

(d)               If at any time after the Effective Time, the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 1.04          Closing. Unless this Agreement shall have been terminated in accordance with Article VIII, subject to the provisions of this Agreement and pursuant to the DGCL (including Section 251(h) of the DGCL), the closing for the Merger (the “Closing”) shall take place as soon as practicable after (and in no event later than the Business Day following) the Acceptance Time, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied only at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing), at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210 or at such other place or on such other date and time as Parent and the Company may mutually agree in writing (the date on which the Closing occurs being the “Closing Date”).

Section 1.05          Effective Time. Concurrently with the Closing, the Company and Parent will cause the certificate of merger or certificate of ownership and merger or other appropriate documents (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent in writing, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL (if any).

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Section 1.06          Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company. The Parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Article II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

(a)                Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled in accordance with Section 2.01(b) or Dissenting Shares (collectively, the “Excluded Shares”), shall be canceled and shall be converted automatically into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law. The Merger Consideration is payable in accordance with Section 2.02(b).

(b)               Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)                Shares of Purchaser. Each share of common stock, par value $0.0001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 2.02          Exchange of Certificates.

(a)                Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”), and enter into a paying agent agreement reasonably acceptable to the Company with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent and at Parent’s sole risk. Earnings on the Payment Fund in excess of the amounts payable to the holders of Shares pursuant to Section 2.01(a) shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company, as Parent directs.

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(b)               Exchange Procedures. Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than Excluded Shares) entitled to receive the Merger Consideration pursuant to Section 2.01(a) a letter of transmittal (which shall be in such form as Parent and the Company may reasonably agree and shall be prepared prior to the Closing and which shall specify that delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon proper delivery of such Shares to the Paying Agent) and instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, collectively, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a). Upon (A) surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (B) receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may customarily be required by the Paying Agent, including but not limited to IRS Forms W-9, W-8BEN, or W-8BEN-E, as applicable, the holder of Shares represented by such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificates so surrendered are registered if the Certificates representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder thereof is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the person in whose name such Book-Entry Shares are registered.

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(c)                No Further Rights. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(d)               Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares (other than Excluded Shares) six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                Withholding Rights. Each of the Paying Agent, the Surviving Company, Purchaser and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax Laws and shall pay any such withheld amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Company, Purchaser or Parent, as the case may be, and properly paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company, Purchaser or Parent, as the case may be.

(f)                Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Company, the receipt by it of an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

Section 2.03          Dissenting Shares.

(a)                Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly exercises dissenters’ rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenters Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon.

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(b)               The Company shall provide prompt notice to Parent of any demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters Rights with respect to any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.04          Certain Adjustments. Notwithstanding the foregoing, if between the Agreement Date and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the SEC Reports (but excluding (i) any disclosures set forth under the heading “Risk Factors,” and (ii) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or precise, predictive or forward-looking in nature) filed with the SEC and made publicly available two (2) Business Days prior to the Agreement Date or (b) as set forth in the Disclosure Schedule prepared by the Company and delivered to Parent and Purchaser in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Purchaser, as of the date hereof and as of the Closing Date, that:

Section 3.01          Organization and Qualification; Company Subsidiaries.

(a)                The Company and each Company Subsidiary is a corporation, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Company Material Adverse Effect.

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(b)               Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity interest in any corporation, partnership, joint venture or other business association or entity.

Section 3.02          Certificate of Incorporation and Bylaws. The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the bylaws of the Company, as in effect on the Agreement Date (the “Company Bylaws”), and (c) the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the Agreement Date.

Section 3.03          Capitalization.

(a)                The authorized share capital of the Company consists of (i) 50,000,000 Shares and (ii) 500,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”).

(b)               As of the date hereof, (i) 21,358,411 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 601,818 Shares were held in the treasury of the Company, (iii) no Shares were held by the Company Subsidiaries, (iv) no shares of Preferred Stock were issued and outstanding, and (v) 500,000 Shares are reserved for future issuance in connection with the Company Stock Plan. Except as set forth in this Section 3.03, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the Shares, any shares of capital stock of any Company Subsidiary or the value of all or any part of the Company or any Company Subsidiary (the “Equity Interests”), in each case, obligating the Company or any Company Subsidiary to issue, sell or grant any such Equity Interests (each, an “Equity Interest Agreement”). All shares of Company Capital Stock subject to issuance pursuant to an Equity Interest Agreement, upon issuance on the terms and conditions specified in such Equity Interest Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c)                There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any Company Subsidiary issued and outstanding or reserved for issuance. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or Equity Interests, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares or Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests.

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(d)               Each Equity Interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such Equity Interest is owned beneficially and of record by the Company or another Company Subsidiary free and clear of all Liens.

Section 3.04          Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. Assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL and the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.04, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05          No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) result in any violation or breach of any provision of the Company Charter or the Company Bylaws, (ii) assuming compliance with the matters referred to in Section 3.05(b), result in a violation or breach of any applicable Law or any Order that names the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) result in any breach or violation of, or constitute (with or without notice or lapse of time, or both) a default by the Company or a Company Subsidiary under, or give to others any right of termination or cancellation of, or result in the loss of any material benefit under, or the creation of any Lien (other than Permitted Liens) on the properties or assets of the Company or any Company Subsidiary under, any Material Contract, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, materially and adversely affect the Company and the Company Subsidiaries, taken as a whole.

(b)               The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative agency or commission or other governmental authority or instrumentality, or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for complying with any applicable requirements of the Exchange Act, any filings with the SEC as may be required by the Company in connection with this Agreement and the Transactions, any filings required under the rules and regulations of NYSE, any filings as may be required under the DGCL in connection with the Transactions, including the filing with the Secretary of State of the State of Delaware of the Certificate of Merger, and any other actions or filings the absence of which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

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Section 3.06          Compliance.

(a)                The businesses of the Company and each Company Subsidiary are being and, since October 31, 2015 have been, conducted in compliance with all applicable Laws in all material respects.

(b)               Neither the Company nor any of the Company Subsidiaries has received, at any time since October 31, 2015, any written notice or communication from any Governmental Entity that remains unresolved regarding any material actual, potential or alleged violation of any applicable Law. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same.

(c)                None of the Company, any Company Subsidiary, or any of their respective officers or directors is or has been, and, to the Company’s Knowledge, none of the employees of the Company or any Company Subsidiary is or has been, suspended or debarred from doing business by any Governmental Authority or declared nonresponsible or ineligible for government contracting.

Section 3.07          SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                The Company has timely filed all forms, reports, statements, schedules and other documents required to be filed by the Company with the SEC since January 31, 2014 (together with all amendments thereto, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the Agreement Date, as of the date of the last such amendment, the SEC Reports were prepared (and any SEC Reports filed after the Agreement Date will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and/or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and, in each case, the rules and regulations promulgated thereunder, and did not and will not, at the time they were filed or will be filed, or, if amended prior to the Agreement Date, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)               Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, except to the extent updated, amended, restated or corrected by a subsequently filed SEC Report, at the time filed (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (ii) fairly presented in accordance with GAAP (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c)                The management of the Company has implemented and maintains disclosure and internal controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure the reliability of the Company’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and that material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(d)               Neither the Company nor any Company Subsidiary has (i) any liability or obligation (whether accrued, absolute, contingent or otherwise that is required by GAAP to be reflected on a consolidated balance sheet), or (ii) to the Knowledge of the Company, any liabilities or obligations (whether accrued, absolute, contingent or otherwise whether or not required by GAAP to be reflected on a consolidated balance sheet) except for (A) liabilities and obligations reflected or reserved against on the consolidated unaudited balance sheet of the Company and its consolidated Subsidiaries as of October 31, 2017 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017 (the “Latest Balance Sheet”), (B) liabilities or obligations incurred in the ordinary course of business since the date of the Latest Balance Sheet, (C) liabilities or obligations arising under the Material Contracts (other than in respect of any breach or default of the Company thereunder), (D) liabilities or obligations that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, and (E) liabilities or obligations incurred in connection with the negotiation of this Agreement or the consummation of the Transactions.

(e)                Since October 31, 2014, subject to any applicable grace periods, the Company has been in and is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NYSE.

(f)                The Company has made available to Parent true and complete copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(g)               There are no formal internal investigations, SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that, to the Knowledge of the Company, are pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

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(h)               The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since October 31, 2014, and all responses to such comment letters filed by or on behalf of the Company. As of the Agreement Date, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review.

(i)                 To the Knowledge of the Company, no employee of the Company has provided or is providing information to any Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company, nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(j)                 None of the Company or any Company Subsidiary has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K under the Securities Act) that would be required to be disclosed under Item 303 of Regulation S-K.

(k)               There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

Section 3.08          Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet, (a) there has not been a Company Material Adverse Effect, (b) except in connection with the Transactions, the Company and the Company Subsidiaries have conducted their businesses solely in the ordinary course of business consistent with past practice and (c) neither the Company nor any Company Subsidiary has taken any action (or inaction) that, if taken (or not taken) after the Agreement Date, would constitute a violation of Section 5.01.

Section 3.09          Absence of Litigation. Except as set forth on Section 3.09 of the Company Disclosure Schedule, there is no lawsuit, litigation, suit, audit, complaint, summons, cease and desist letter, subpoena, injunction, action, proceeding, arbitration or notice of violation (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case involving more than $100,000 or seeking non-monetary damages. Section 3.09 of the Company Disclosure Schedule sets forth a true and complete list of all Actions involving more than $100,000 or seeking non-monetary damages to which the Company or any Company Subsidiary has been a party since October 31, 2015. Neither the Company nor any Company Subsidiary is subject to any outstanding Order. As of the Agreement Date, to the Knowledge of the Company, there is no pending Action or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Transactions. To the Company’s Knowledge, there is no Action pending or threatened in writing against any director of officer of the Company or any Company Subsidiary (in their capacities as such).

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Section 3.10          Employee Benefit Plans.

(a)                Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all material employee benefit plans, programs or arrangements, including all stock option and other equity plans and all employment, termination, severance, retention, change of control or other material contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider (collectively, the “Plans”).

(b)               For each Plan, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all material amendments thereto and, as applicable: (i) all current trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description and all summaries of material modifications; (iii) the most recent favorable determination or opinion letter from the Internal Revenue Service of the United States (the “IRS”); (iv) the most recent annual return/report (Form 5500) and accompanying schedules and attachments thereto; (v) the most recently prepared actuarial reports and financial statements; (vi) any non-routine documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor, the PBGC or any other Governmental Authority during the past three (3) years; and (vii) all current administrative and other service contracts and amendments thereto with third-party services providers.

(c)                No Plan (i) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” as defined in Section 3(40) or ERISA and neither the Company nor any Company Subsidiary has maintained or contributed to any such plan within the past six (6) years.

(d)               Each Plan has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. The requirements of Section 4980B of the Code, Part 6 of ERISA (“COBRA”) have been met in all material respects with respect to each Plan. None of the Plans provide for post-employment life or health insurance benefits for any current or former employee of the Company or any Company Subsidiary, other than as required by COBRA.

(e)                Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely upon a prototype opinion letter from the IRS that the Plan is so qualified, or has timely applied to the IRS for such a letter, and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Plan. No matter is currently pending with respect to any Plan under the IRS’ Employee Plans Compliance Resolution System, the Department of Labor’s Delinquent Filer Program or Voluntary Fiduciary Correction Program, or any other similar program.

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(f)                To the Knowledge of the Company, neither the Company nor any Company Subsidiary or other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any non-exempt “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan.

(g)               With respect to any Plan, as of the Agreement Date, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or any other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(h)               Each Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been, and is, operated, maintained and administered in all material respects, in compliance with Section 409A of the Code. The Company is not required to gross-up any person in respect of any tax under Section 409A of the Code.

(i)                 Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider; or (iii) limit or restrict the right of the Company or any Subsidiary of the Company or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans.

(j)                 Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than required by the terms of the Plans as in effect as of the Agreement Date or (ii) to modify, change or terminate any Plan, other than a modification, change or termination required by applicable Law.

(k)               The Consummation of the Transactions will not result separately or in the aggregate in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code under any of the Plans in effect immediately prior to the Closing.

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Section 3.11          Labor and Employment Matters.

(a)                Since October 31, 2015, neither the Company nor any Company Subsidiary is or has been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. To the Knowledge of the Company, since October 31, 2015, there have been no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary. Since October 31, 2015, there has been no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b)               The Company and each Company Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours and collective bargaining, and there is no employment-related claim, including, any wage and hour claim or a charge of discrimination or retaliation in employment or employment practices, for any reason, including, classification of independent contractors, immigration status, whistleblowing, occupational health and worker safety, plant closings and layoffs, age, gender, race, religion or other legally protected category, which has been asserted since October 31, 2015 or is now pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person.

(c)                Neither the Company nor any Company Subsidiary has incurred within the past year any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state, federal, or local Law (the “WARN Act”) that remains unsatisfied and that is not fully reflected in the Latest Balance Sheet. Within the past six months, neither the Company nor any Company Subsidiary has implemented any employee layoff that could reasonably be expected to result in any liability or obligation of Purchaser under the WARN Act during the six month period after the Closing. The Company has provided (for the Company and each Company Subsidiary) to Purchaser a true and correct list as at January 1, 2018 of the name, date of hire, job title, work location, full time/part time status, exempt/non-exempt status, bonus eligibility, commission eligibility, severance entitlement, current rate of compensation, accrued vacation and sick days, of all current employees with projected 2017 annual compensation of $200,000 or more.

(d)               The Company, and each Company Subsidiary, has provided all employee benefits, and paid in full or accrued in full on the Latest Balance Sheet, all wages, salaries, commissions, incentives, bonus, and other compensation due to any current or former Service Provider.

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Section 3.12          Properties.

(a)                Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property owned by the Company and the Company Subsidiaries at any time during the past five years (all such real property together with all improvements thereon and all appurtenances thereto being hereinafter collectively, the “Owned Real Property” including with respect to each such property the street address). The Company and the Company Subsidiaries have good, marketable and insurable at regular rates by a title insurer licensed to do business in the applicable jurisdiction, fee title to the Owned Real Property, if any, held by them on the date hereof, free and clear of all Liens other than Permitted Liens. There are no parties in possession of any parcel of Owned Real Property, if any, held by the Company or a Company Subsidiary on the date hereof, or any portion thereof other than the Company and the Company Subsidiaries (or any of them), and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any such Owned Real Property or any portion thereof. There are no outstanding options or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Company has no Knowledge of any pending proceedings in eminent domain pending or threatened, affecting any portion of the Owned Real Property that is held by it or a Company Subsidiary or the title thereto. As of the date hereof, neither the whole nor any material portion of any Owned Real Property, if any, held by the Company or a Company Subsidiary has been materially damaged or destroyed by fire or other casualty.

(b)               Section 3.12(b) of the Company Disclosure Schedule sets forth the street address of each Leased Real Property which is leased by the Company or the Company Subsidiaries as lessee together with the identity of the Company or Company Subsidiary that is the lessee of such real property. The Company or Company Subsidiary that is identified as being the lessee of any parcel of Leased Real Property has a valid and enforceable leasehold interest under each of the leases for the Leased Real Property, the Company and Company Subsidiaries have not received any written notice of any default and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time, or both, would constitute a material default under any such Lease. To the Knowledge of the Company, no lessor under any Lease is in material default thereunder, nor has any event occurred that, with notice or lapse of time, or both, would constitute a material default by the lessor thereunder. Prior to the date hereof, true, correct and complete copies of each Lease, including all amendments and modifications with respect thereto, and any material documents to which the Company or any Company Subsidiary is a party with respect to any Leased Real Property (i.e., a subordination, non-disturbance and attornment agreement with any mortgagee of a Leased Real Property) have been furnished to Purchaser. Neither the Company nor any Company Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy any Leased Real Property or any portion thereof. Neither the Company nor any Company Subsidiary is a party to a brokerage or commission agreement in connection with any Lease, or any sublease of any Leased Real Property, and there is no commission payable by the Company nor any Company Subsidiary in connection with the current term of the applicable Lease or sublease (which has not yet been paid). Neither the Company nor any Company Subsidiary has any outstanding obligation under any lease for any Leased Real Property to perform any construction work, or pay or reimburse the lessor thereunder for the performance of any construction work.

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Section 3.13          Taxes.

(a)                The Company and the Company Subsidiaries (i) have timely filed all material Tax Returns required to be filed by them and such Tax Returns are correct and complete in all material respects, and (ii) have timely paid to the applicable Governmental Authorities all Taxes due and payable by them (whether or not shown as due on any Tax Return). All Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been withheld and remitted to the applicable Governmental Authority.

(b)               The Latest Balance Sheet reflects an adequate reserve (in accordance with GAAP) for all liabilities for Taxes accrued with respect to the Company and the Company Subsidiaries through the date of the Latest Balance Sheet. Since the date of the Latest Balance Sheet, no liabilities for Taxes have accrued with respect to the Company or any of the Company Subsidiaries, other than Taxes arising in the ordinary course of business.

(c)                There are no currently ongoing audits, examinations or other administrative or judicial proceedings by any Governmental Authority in respect of any Taxes or Tax Returns of the Company or any of the Company Subsidiaries, and none of the Company or any of the Company Subsidiaries has received written notice from a Governmental Authority that any such audit, examination or other administrative or judicial proceeding is currently being proposed. No deficiency or adjustment for any Tax has been assessed or proposed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which claim has not yet been resolved. There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than Permitted Liens.

(d)               Neither the Company nor any of the Company Subsidiaries has any liability for Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries).

(e)                Neither the Company nor any of the Company Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved. Neither the Company nor any Company Subsidiary has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to an assessment or determination for Taxes.

(f)                Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

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(g)               Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, Treasury Regulation Section 1.6011-4 or any similar provision of state or local Law.

(h)               Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of Tax deduction from, the calculation of taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of:

(i)                 any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, in a taxable period, occurring prior to the Closing;

(ii)               an installment sale or open transaction that occurred prior to the Closing;

(iii)             a prepaid amount received prior to the Closing;

(iv)             any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, entered into prior to the Closing; or

(v)               any election under Section 108(i) of the Code made prior to the Closing.

(i)                 No private letter rulings, technical advice memoranda or similar rulings have been requested of or issued by any Governmental Authority with respect to the Taxes of the Company or any Company Subsidiary.

(j)                 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.14          Material Contracts.

(a)                Except for (i) this Agreement and the other agreements entered into in connection with the Transactions, (ii) the Contracts filed no less than two (2) Business Days prior to the Agreement Date as exhibits to SEC Reports, (iii) the Company Stock Plan, and (iv) the Contracts listed on Section 3.14 of the Company Disclosure Schedule (all of such Contracts, together with the Contracts described in the foregoing clause (ii), the “Material Contracts”), as of the Agreement Date, neither the Company nor any Company Subsidiary is a party to any of the following Contracts:

(i)                 any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended October 31, 2016 or any SEC Reports filed after the date of filing of such Form 10-K until the Agreement Date;

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(ii)               (A) any Contract with a Principal Customer and (B) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets which involved consideration or payments to the Company or any of the Company Subsidiaries in excess of $250,000 in the aggregate during the fiscal year ended October 31, 2017 (other than a Contract with a Principal Customer);

(iii)             (A) any Contract with a Principal Supplier and (B) any Contract for the furnishing of materials, supplies, goods, services, equipment or other assets which involved consideration or payments by the Company or any of the Company Subsidiaries in excess of $500,000 in the aggregate during the fiscal year ended October 31, 2017 (other than a Contract with a Principal Supplier);

(iv)             all Contracts concerning the establishment, management or operation of a joint venture, partnership, limited liability company, business alliance or systems integration alliance;

(v)               all Contracts with a Governmental Authority (other than Contracts pursuant to which the Company sells products or services in the ordinary course of business on substantially the Company’s standard terms of sale);

(vi)             all Company IP Agreements used in the business of the Company and the Company Subsidiaries, taken as a whole;

(vii)           any Contract containing covenants binding upon, or purporting to be binding upon, the Company or any Company Subsidiary that restricts (or would reasonably be expected to restrict) the right of the Company or any Company Subsidiary to engage in any business, compete in any business or with any person or operate in any geographic area, to solicit or otherwise contact any individual or class of individuals for employment, or any customer, supplier or other business relation in a manner that materially and adversely affects (or would reasonably be expected to affect) the business of the Company and the Company Subsidiaries, taken as a whole;

(viii)         any Contract that (A) grants exclusive rights to license, market, sell or deliver any product or service offered commercially by the Company or any Company Subsidiary or (B) contains any “most favored nation” or similar provisions in favor of the other party thereto (other than Contracts that (y) can be terminated on 30 days’ notice or less without penalty and (z) do not involve payments to or by the Company or any Company Subsidiary in excess of $100,000 annually);

(ix)             all Contracts concerning the use, occupancy, management or operation of, or evidencing any interests in, any Leased Real Property;

(x)               all Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $250,000 in the aggregate or (B) intercompany indebtedness among the Company and any wholly owned Company Subsidiaries);

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(xi)             any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into since October 31, 2015 or under which the Company or any Company Subsidiary has any continuing obligation;

(xii)           any employment or consulting Contract that provides for annual compensation in excess of $100,000 and that cannot be terminated on less than 30 days’ notice or that provides for severance or separation pay of $25,000 or more; and

(xiii)         each Contract pursuant to which the Company or any of the Company Subsidiaries are bound that includes an “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $100,000.

(b)               True and complete copies of each Material Contract have been made available to Parent. Except for Material Contracts that have expired or terminated by their terms, as of the Agreement Date each Material Contract is (i) valid and binding on the Company or a Company Subsidiary party thereto, as the case may be and, to the Knowledge of the Company, each other party thereto, and (ii) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity. None of the Company or any Company Subsidiary has received any written claim of breach or default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contracts as of the Agreement Date, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Except for Material Contracts that have expired or terminated by their terms, to the Knowledge of the Company, (i) no other party is in material breach or violation of, or default under, any Material Contract and (ii) neither the Company nor any Company Subsidiary has received, as of the Agreement Date, any written notice from any person that such person intends to terminate or not renew any Material Contract.

Section 3.15          Principal Customers and Suppliers.

(a)                Section 3.15(a) of the Company Disclosure Schedule lists each Principal Customer and the volume in dollars of revenue received from each such Principal Customer during the fiscal year ended October 31, 2017. As of the Agreement Date, the Company has not received any written or, to the Company’s Knowledge, oral notice from any Principal Customer that such Principal Customer shall not continue as a customer of the Company or any of the Company Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of the Company Subsidiaries, as applicable, in a manner adverse to the Company or such Company Subsidiary.

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(b)               Section 3.15(b) of the Company Disclosure Schedule lists each Principal Supplier and the volume in dollars of purchases made from each such Principal Supplier during the fiscal year ended October 31, 2017. As of the Agreement Date, the Company has not received any written or, to the Company’s Knowledge, oral notice from any Principal Supplier that such Principal Supplier shall not continue as a supplier of the Company or any of the Company Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of the Company Subsidiaries, as applicable, in a manner adverse to the Company or such Company Subsidiary.

Section 3.16          Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, (a) each such insurance policy is in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any Company Subsidiary is in breach of or default under any such policy, and (c) the Company has not received any written notice of cancellation or termination with respect to any such policy.

Section 3.17          Environmental Matters.

(a)                Except as would not be material to the Company and the Company Subsidiaries, taken as a whole:

(i)                 the Company and each Company Subsidiary are, and have been, in compliance with all applicable Environmental Laws;

(ii)               the Company and the Company Subsidiaries possess all permits, licenses, authorizations and other approvals issued pursuant to any applicable Law relating to pollution or the protection of the environment or to health and safety (“Environmental Laws”) that are required to conduct the business and operations of the Company and each Company Subsidiary as currently conducted, and are and have been in compliance with all such permits, licenses, authorizations and approvals;

(iii)             no releases of any hazardous materials, hazardous substances, or hazardous wastes (“Hazardous Materials”), as defined under any Environmental Law, have occurred at, on, in, to, from or under any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary, and including third-party sites to which the Company or any Company Subsidiary has sent any Hazardous Materials, including for treatment, storage, disposal, processing, recycling or other handling, that affect such property, in each case in a manner that requires the implementation of any response actions as defined under any Environmental Law;

(iv)             neither the Company nor any Company Subsidiary has received or is subject to any written claim or notice, or Action or Order, from any Governmental Authority or person alleging that the Company or any Company Subsidiary is or may be in violation of, or has liability or obligations under, any Environmental Law.

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(b)               The Company has made available to Parent (i) all consent orders, action plans, settlements applicable to, and (ii) material and relevant assessments, reports, data, results of investigations or audits in the possession of, or that are reasonably available to, the Company pertaining to Environmental Laws, Hazardous Materials, or any other environmental, health or safety matters, and the Company or any Company Subsidiary.

Section 3.18          Intellectual Property.

(a)                Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the Agreement Date, of all Registered Intellectual Property included in the Owned Intellectual Property, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.

(b)               The operation of the business of the Company and each Company Subsidiary as currently conducted, and use of the Company Intellectual Property in connection therewith, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party in any material manner. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary alleging any of the foregoing. To the Knowledge of the Company, no person is engaging in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property, and no Actions are pending or threatened by the Company or any Company Subsidiary against any other person concerning any of the foregoing, in each case except as would not reasonably be expected to result in a Company Material Adverse Effect.

(c)                Except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company or a Company Subsidiary is the exclusive owner of the Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens); and (ii) the Company or a Company Subsidiary has a valid license or other right to use the Licensed Intellectual Property as currently used in the operation of the business.

(d)               To the Knowledge of the Company, except as would not reasonably be expected to result in a Company Material Adverse Effect, the Registered Intellectual Property included in the Owned Intellectual Property are (i) subsisting, valid and enforceable, and (ii) not subject to any outstanding Order that adversely affects the Company’s or any Company Subsidiary’s use thereof or rights thereto, or impairs the validity or enforceability thereof. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary, challenging the validity, enforceability or ownership of such Registered Intellectual Property. All Registered Intellectual Property included in the Owned Intellectual Property that is necessary to the conduct of the business of the Company as currently conducted and as currently proposed to be conducted is in good standing, with all fees paid in full and filings made to date, and Company has taken all necessary action and made all necessary filings to ensure that no such registration or application will be abandoned.

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(e)                Neither the Company nor any Company Subsidiary has entered into any Contract to indemnify any other third party against any claim of infringement, misappropriation or other violation of the Intellectual Property rights of any third party, except in the ordinary course of business.

(f)                To the Knowledge of the Company, except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company IT Assets are adequate for the conduct of the business of the Company and each Company Subsidiary as currently conducted. The Company and each Company Subsidiary have implemented commercially reasonable backup, security, virus scanning and disaster recovery measures in connection with its business.

(g)               The Company and each Company Subsidiary have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets and other material confidential Owned Intellectual Property. No material trade secrets or other material confidential Owned Intellectual Property have been disclosed by Company or any Company Subsidiary to any person except pursuant to appropriate non-disclosure, license or other agreements that obligate such person to keep such material trade secrets or other material confidential information confidential, except as would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no employee or independent contractor of the Company or any Company Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee or independent contractor of the Company or such Company Subsidiary, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(h)               The Company has complied in all material respects with its privacy policy and all other Company policies and procedures established from time to time with respect to personally identifiable information, and no Actions against the Company or any Company Subsidiary are pending or, to the Knowledge of the Company, threatened alleging a violation of such policies or procedures, or applicable privacy Laws. To the Knowledge of the Company, no material breach or violation of any Company security policies or procedures has occurred, and there has been no unauthorized or illegal use of or access to any of the data or information in any Company databases containing personally identifiable information or payment information maintained by or on behalf of the Company or any Company Subsidiary.

(i)                 Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, immediately after the Closing, the Company and the Company Subsidiaries will own or have the right to use in the operation of the respective businesses of the Company and Company Subsidiaries all of their respective Company Intellectual Property and Company IT Assets, on terms and conditions that are the same in all material respects as those in effect prior to the Closing.

Section 3.19          Product Liability. Except as set forth on Section 3.19 of the Company Disclosure Schedule, since October 31, 2014, neither the Company nor any Company Subsidiary has (i) initiated a product recall, (ii) received any product warranty claims in excess of $25,000 in the aggregate in a calendar year, (iii) received any claims of injury to persons or damage to property in respect of products sold by the Company or a Company Subsidiary, individually in excess of $50,000 or (iv) incurred any material liability by reason of any express or implied warranty or under any applicable Law with respect to any product or service sold, rendered, or distributed by or on behalf of the Company or a Company Subsidiary. To the Knowledge of the Company, no product manufactured or distributed it by it contains any defect or was manufactured or distributed in material violation of any Law applicable to its production, distribution, or marketing.

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Section 3.20          Anti-Corruption Compliance. Except as could not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any of the Company Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of any applicable Export Control Laws. Since October 31, 2015, neither the Company nor any Company Subsidiary has made or anticipates making any disclosure to any Governmental Entity for any actual or potential violation of any Anti-Corruption Law or Export Control Law.

Section 3.21          Affiliate Transactions. As of the Agreement Date, there are no transactions or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”) that are not so disclosed or that will impose any liability or obligation upon the Company or any Company Subsidiary following the consummation of the Transactions.

Section 3.22          Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Offer Documents shall not, when filed with the SEC, at any time such documents are amended or supplemented, and when first published, distributed or disseminated to the holders of Shares and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and shall not, when filed with the SEC, at any time such document is amended or supplemented, and when first published, distributed or disseminated to the holders of Shares and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser or any of their Representatives in writing expressly for inclusion therein.

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Section 3.23          Board Approvals. The Company Board, at a meeting duly called and held, has adopted resolutions effecting the Company Board Recommendation. As of the Agreement Date, the Company Board Recommendation has not been amended, rescinded or modified.

Section 3.24          Takeover Laws. Assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.04, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of any of the Transactions. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

Section 3.25          Rule 14d-10(d) Matters. Prior to the Agreement Date, the Company (acting through the compensation committee of the Company Board) has taken all such steps as may be required to cause any and all employment compensation, severance and employee benefit agreements and arrangements entered into by the Company or any of the Company Subsidiaries or contemplated hereby with any of their respective officers, directors or employees to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act. The Company has provided Parent with copies of all such actions.

Section 3.26          Opinion of the Company Financial Advisor. The Company Board has received, and has provided to Purchaser a true and complete copy of, an opinion (the “Opinion”) from Mirus Securities, Inc. (the “Company Financial Advisor”) to the effect that, as of the Agreement Date and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders (other than Parent, Purchaser and their respective Affiliates).

Section 3.27          Brokers. Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the Agreement Date, the Company has made available to Parent an unredacted copy of the engagement letter or other agreement, in each case, as amended or modified, between the Company and the Company Financial Advisor.

Section 3.28          No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any Company Subsidiary or any other person makes any express or implied representation or warranty (including as to merchantability or fitness for any particular use or purpose) with respect to the Company or the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01          Organization. Each of Parent and Purchaser is a corporation validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing or in good standing or to have such power and authority would not have a Parent Material Adverse Effect.

Section 4.02          Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions other than the parent corporation of Purchaser (a wholly owned subsidiary of Parent), as the sole stockholder of Purchaser, adopting and approving this Agreement immediately following the execution hereof (subject, in the case of the consummation of the Merger, to the filing with the Secretary of State of the State of Delaware of the Certificate of Merger in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03          No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions will not, result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03(b), result in a violation or breach of any applicable Law or any Order that names Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound, or (iii) result in any breach or violation of, or constitute (with or without notice or lapse of time, or both) a default by Parent or Purchaser under, or give to others any right of termination or cancellation of, or result in the loss of any material benefit under, or the creation of any Lien (other than Permitted Liens) on the properties or assets of Parent or Purchaser under, any Contract to which Parent or Purchaser is a party, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

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(b)               The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) complying with any applicable requirements of the Exchange Act, (ii) any filings with the SEC as may be required by Parent or Purchaser in connection with this Agreement and the Transactions, (iii) any filings required under the rules and regulations of NYSE or the TSX, (iv) any filings as may be required under the DGCL in connection with the Transactions, including the filing with the Secretary of State of the State of Delaware of the Certificate of Merger, and (v) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.04          Ownership of Shares. Neither Parent nor any of its Subsidiaries (including Purchaser), affiliates (as such term is defined in Section 203 of the DGCL) or associates (as such term is defined in Section 203 of the DGCL) is, and at no time during the last five years has Parent or any of its Subsidiaries (including Purchaser) been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor any of its Subsidiaries (including Purchaser) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

Section 4.05          Operations of Purchaser. Purchaser is an indirect wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.06          Litigation. Except as would not reasonably be expected to result in a Parent Material Adverse Effect, (i) there is no Action pending against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, and (ii) neither Parent nor any of its Subsidiaries is subject to any outstanding Order. As of the Agreement Date, there is no pending Action or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Transactions.

Section 4.07          Sufficient Funds. As of the Agreement Date and at the Acceptance Time and the Effective Time, Parent and Purchaser has and will have cash and cash equivalents and/or available sources of credit sufficient to perform all of their respective obligations under this Agreement and to consummate the Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration at the Closing and to pay all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.08          Information in the Offer Documents and the Schedule 14D-9. The Offer Documents shall not, when filed with the SEC, at any time such documents are amended or supplemented, and when first published, distributed or disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made in the Offer Documents based on information furnished by the Company or its Representatives. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws. The information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Schedule 14D-9 shall not, when filed with the SEC, at any time such document is amended or supplemented, and when first published, distributed or disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

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Section 4.09          Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

Section 4.10                   Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. Except for the representations and warranties set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement, Parent and Purchaser hereby acknowledge and agree that none of the Company, the Company Subsidiaries or any of their respective Affiliates or Representatives or any other person has made or is making any other express or implied representation or warranty (including as to merchantability or fitness for any particular use or purpose) with respect to the Company or any Company Subsidiary or their respective businesses or operations, including with respect to any information provided or made available to Parent, Purchaser or any of their respective Affiliates or Representatives or any other person, and that the Parent and Purchaser are not relying on any other representations or warranties not expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement. In connection with any investigation by Parent and Purchaser of the Company and the Company Subsidiaries, Parent and Purchaser have received or may receive from the Company and/or the Company Subsidiaries and/or other persons on behalf of the Company certain estimates, projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Purchaser acknowledge that there are uncertainties inherent in all such estimates, projections, forward-looking statements and other forecasts and plans, that Parent and Purchaser are familiar with such uncertainties, that Parent and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forward-looking statements and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking statements, forecasts or plans), and that Parent and Purchaser shall have no claim against the Company, any of its Affiliates or any other person with respect thereto. Accordingly, Parent and Purchaser acknowledge that neither the Company nor any other person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forward-looking statements, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) except as expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement. The Parties acknowledge that the disclaimer set forth in this Section 4.10 is not intended to limit any Person’s liability for fraud or for an Intentional Breach of this Agreement, of any certificate delivered in connection herewith, or of any Support Agreement).

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Section 4.11          No Other Representations or Warranties. Except for the representations and warranties made by Parent and Purchaser in this Article IV, none of Parent, Purchaser, any Subsidiary of Parent or Purchaser, or any other person makes any express or implied representation or warranty with respect to Parent, Purchaser or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Parent and Purchaser hereby disclaim any such other representations or warranties.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01          Conduct of Business by the Company Pending the Merger. From and after the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as (i) permitted or contemplated by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Schedule, (iii) required by applicable Law or the rules or regulations of NYSE or (iv) undertaken with the prior written consent of Parent (which consent, in the case of clauses (i), (l), (n) or (o) (but, in the case of clause (o), only to the extent such consent relates to matters described in clauses (i), (l) or (n))), shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company Subsidiaries to, (A) conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business, consistent with past practice, and, to use reasonable best efforts to preserve substantially intact the business organization and material relationships of the Company and the Company Subsidiaries and keep available the services of its executive officers and key employees on commercially reasonable terms, and (B) without limiting the generality of the foregoing, the Company shall not, and shall cause the Company Subsidiaries not to:

(a)                amend the Company Charter or Company Bylaws or any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Company Subsidiaries;

(b)               issue, sell, dispose of or encumber, or authorize such issuance, sale, disposition or encumbrance of, any Equity Interests, except for (i) immaterial grants or awards of Equity Interests made in the ordinary course of business consistent with past practice, including in connection with new hires and promotions, or (ii) grants or awards of Equity Interests required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the Agreement Date; provided, however, that, notwithstanding the foregoing clauses (i) and (ii), the Company shall not issue, sell or dispose of or authorize such issuance, sale or disposition of any Equity Interests under or pursuant to the Company Stock Plan;

(c)                declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital or other Equity Interests, except for dividends or other distributions by any direct or indirect wholly-owned Company Subsidiary to its parent, or enter into any Contract with respect to the voting or registration of its share capital or other Equity Interests;

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(d)               reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital or other Equity Interests of the Company or any Company Subsidiary;

(e)                sell, transfer, lease, sublease, license, sublicense, mortgage, pledge, encumber, incur any Lien on (other than a Permitted Lien), or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties or assets, except (i) sales of inventory in the ordinary course of business, (ii) pursuant to Contracts in force on the Agreement Date and made available to Parent prior to that date, (iii) non-exclusive licenses of Company Intellectual Property to customers, contractors, distributors, resellers, partners or suppliers of the Company or any Company Subsidiary in the ordinary course of business, (iv) dispositions of assets no longer used in the ordinary course of business of the Company’s or the applicable Company Subsidiary’s business as conducted as of the Agreement Date and that have been fully written off as of the Agreement Date or is otherwise in the ordinary course of business or (v) dispositions among the Company and the Company Subsidiaries;

(f)                sell, transfer, lease, sublease, license, sublicense, mortgage, pledge, encumber, incur any Lien on (other than a Permitted Lien), or otherwise dispose of, or authorize any of the foregoing with respect to, any Owned Real Property or Leased Real Property;

(g)               acquire any person or other business organization or any division thereof (including by merger, consolidation, acquisition of stock or assets, or any other business combination);

(h)               except for intercompany loans between the Company and any of the Company Subsidiaries or between any Company Subsidiaries and extensions or renewals of the Company’s existing credit facility with Bank of America, (i) repurchase, prepay or incur any indebtedness for borrowed money, (ii) issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than loans or advances to Employees in amounts no greater than $10,000 individually and $50,000 in the aggregate, (iv) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (v) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than the Company or any wholly-owned Company Subsidiary);

(i)                 enter into, amend in a material manner, waive, renew (other than in the ordinary course of business) or terminate (other than any Material Contract that expires by its terms) any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the Agreement Date);

(j)                 make capital expenditures in excess of $50,000 individually and $250,000 in the aggregate per month for the Company and the Company Subsidiaries, taken as a whole;

(k)               except as required by Law or under existing employment or other compensation agreements or arrangements, or to comply with any Plan or any program or policy of the Company, in each case in effect as of the Agreement Date, (i) increase the compensation payable or to become payable or the benefits provided to Service Providers (other than immaterial, individually and in the aggregate, increases to the compensation of Service Provides who are not directors or executive officers in the ordinary course of business consistent with past practice), (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former Service Provider, (iii) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the Agreement Date, for the benefit of any Service Provider, (iv) establish, adopt, enter into or amend any collective bargaining agreement or labor union contract, or (vii) hire any new Service Providers with an annual base salary in excess of $150,000 (or promote any Service Providers such that his or her annual base salary would be in excess of $150,000) without providing prior notice to Parent and consulting on a good faith basis with Parent in connection therewith;

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(l)                 settle or commence any Action, other than settlements or Actions involving not more than $100,000 in monetary damages individually (net of insurance proceeds, and that provide for no relief other than monetary damages), or waive, release or assign any claims or rights of material value;

(m)             change its financial accounting policies or procedures in effect as of October 31, 2017, other than as required by applicable Law or GAAP, or write up, write down or write off the book value of any material assets of the Company or the Company Subsidiaries, other than as may be required by applicable Law or GAAP;

(n)               make, change or rescind any material Tax election, file any material amended Tax Return or claim for Tax refund, adopt or change any material method of Tax accounting, extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, settle or compromise any material Tax liability (other than the payment of Taxes in the ordinary course of business) or refund or enter into any material agreement with a Governmental Authority relating to Taxes; or

(o)               authorize, commit or agree to take any of the foregoing actions.

Section 5.02          Control of Operations. Nothing contained in this Agreement shall (a) give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries prior to the Effective Time, or (b) restrict the Company or the Company Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and the Company Subsidiaries.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01          Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9 and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Material Contracts, in connection with any of the Transactions and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9 or any Other Filings.

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Section 6.02          Access to Information; Confidentiality.

(a)                Except as otherwise prohibited by applicable Law, the terms of any Contract entered into prior to the Agreement Date, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, Employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (ii) furnish to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information to the extent doing so would (A) violate applicable Law, (B) violate any of its or its Affiliates’ respective obligations with respect to confidentiality (provided that the Company shall use its commercially reasonable efforts to obtain consent to provide such information), (C) relate to the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) relating to Company Board discussions of the Transactions or any similar transaction between the Company and any other person or (D) jeopardize the protection of an attorney-client privilege or attorney work product protection. Parent, Purchaser and the Company shall make appropriate substitute access and disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything herein to the contrary, Parent and Purchaser shall not, and shall cause their respective Representatives not to, contact any customer, partner, vendor or supplier of the Company in connection with the Transactions without the Company’s prior written consent, and Parent and Purchaser acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.

(b)               The Parties acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of August 17, 2017 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. All information furnished pursuant to Section 6.02(a) shall be deemed “Evaluation Material” (as defined in the Confidentiality Agreement) and be governed by the terms of the Confidentiality Agreement.

Section 6.03          No Solicitation.

(a)                The Company shall, and shall cause the Company Subsidiaries to, and shall cause the Company’s Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, and shall request the prompt return or destruction of all confidential information previously furnished to any person in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person, its Affiliates or Representatives. The Company shall not, and shall cause each of the Company Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Company Subsidiaries is a party, and the Company shall, and shall cause the Company Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may grant a waiver of, and shall not be obligated to enforce, any such provision if the Company Board (or any committee thereof) has determined in good faith, following consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law.

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(b)               Except as expressly permitted by this Section 6.03, during the period between the Agreement Date and the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms, the Company agrees that it shall not and shall cause each Company Subsidiary, each of the officers, directors or employees of it or any Company Subsidiary and each of the other Representatives not to, directly or indirectly, (i) solicit, initiate, facilitate or knowingly encourage any inquiries or the submission of any Acquisition Proposal or any inquiry or proposal that could be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations with any person regarding any Acquisition Proposal, other than for the sole purpose of informing such person of the provisions set forth in this Section 6.03, (iii) furnish to any person any non-public information in connection with, or for the purpose of, initiating, facilitating or knowingly encouraging, any inquiries, proposals or offers that constitute, or could be reasonably expected to lead to, an Acquisition Proposal, (iv) otherwise initiate, facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or (v) execute or enter into, or commit to enter into, any Acquisition Agreement; provided, however, that, prior to the Acceptance Time, in response to a written Acquisition Proposal, which Acquisition Proposal was not solicited by the Company and did not result from a breach of this Section 6.03, the Company may, subject to compliance with this Section 6.03 and (x) the Company Board (1) determining in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal and (2) determining in good faith (after consultation with its outside legal counsel) that its failure to take such actions would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, (y) the Company providing written notice to Parent of the determination referenced in clause (x) and (z) the Company receiving from such person an executed Acceptable Confidentiality Agreement, (A) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement (provided that any such information that is provided or made available to the person making such Acquisition Proposal shall, to the extent not previously provided to Parent, be provided or made available to Parent prior to or substantially concurrently with such information being provided to such person making such Acquisition Proposal) and (B) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal.

(c)            The Company shall promptly (and in any event within one (1) calendar day) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal or any such inquiry, offer, proposal or request). The Company shall, promptly upon receipt or delivery thereof (and in any event within one (1) calendar day), provide Parent (and its outside counsel) with copies of versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company shall promptly, and in any event within one (1) calendar day, following a determination by the Company Board (or any committee thereof) after consultation with outside legal counsel that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

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(d)           Except as expressly set forth in Section 6.03(e), neither the Company nor the Company Board (or any committee thereof), shall, and neither shall publicly propose to: (i) withhold, withdraw or modify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (ii) approve or recommend any Acquisition Proposal, (iii) enter into any Acquisition Agreement or (iv) refrain from recommending against (and reaffirming the Company Board Recommendation) any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e)            Notwithstanding anything in this Agreement to the contrary, prior to the Acceptance Time and so long as the Company is not in breach of this Section 6.03, the Company Board may effect an Adverse Recommendation Change (and in respect of the immediately following clause (i), cause the Company to terminate this Agreement by written notice to Parent of such termination), if (i) the Company receives an unsolicited, written Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law or (ii) an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided that:

(i)                 prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal, (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change, (B) the Company has provided Parent the information that is specified in Section 6.03(c) with respect to such Superior Proposal, (C) if requested to do so by Parent, for a period of five (5) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such five (5) Business Day period, the Company Board (after consultation with its outside legal counsel and financial advisor) shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such five (5) Business Day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change in connection therewith would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above and require the Company to again comply with the requirements of this Section 6.03(e)(i)) with respect to any such new notice, but with respect to any such subsequent notices references herein to a “five (5) Business Day period” shall be deemed references to a “three (3) Business Day period”); and

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(ii)               prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of five (5) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such five (5) Business Day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such five (5) Business Day period and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under applicable Law.

(f)                Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the holders of Shares if the Company Board determines (after consultation with its outside legal counsel) that its failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided that, in each case, any Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, neither a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act nor a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall be deemed an Adverse Recommendation Change.

(g)               For purposes of this Agreement:

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(i)                 Except as set forth in Section 8.03(d), “Acquisition Proposal” means any oral or written proposal or offer for a transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the outstanding Shares, or any tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning, directly or indirectly, more than twenty percent (20%) of the outstanding Shares; (ii) a merger, consolidation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests or voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition, directly or indirectly, of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole (whether measured by the fair market value thereof or based on the revenue generation of, or net income related to, such assets); or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

(ii)               “Intervening Event” means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the Agreement Date); provided, however, that in no event shall (i) any action taken by the parties pursuant to or in compliance with this Agreement, (ii) any changes in Law or the commencement, continuance or settlement of any Action, (iii) changes in the market price or trading volume of the Shares in and of themselves, (iv) the fact, in and of itself, that the Company or any Company Subsidiary meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period, (v) a change in the general conditions in the industries in which the Company and the Company Subsidiaries operate or (vi) any event, development or change relating solely to Parent or its Affiliates, in each case, constitute an “Intervening Event.”

(iii)             “Superior Proposal” means any bona fide Acquisition Proposal made by a third party after the Agreement Date, which Acquisition Proposal did not result from a breach of this Section 6.03, (x) that would result in a third party acquiring, directly or indirectly, a majority of the equity securities of the Company or a majority of the assets of the Company and the Company Subsidiaries, taken as a whole, (y) is on terms which the Company Board determines (after consultation with its financial advisor and outside legal counsel) in light of all relevant considerations to be more favorable to the holders of Shares than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any binding proposal by Parent to amend the terms of this Agreement) and the financial, regulatory, legal and other aspects of such proposal and (z) that the Company Board determines (after consultation with its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time (as compared to the Transactions), taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.

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(h)               Without limiting the foregoing, it is agreed that in the event any Representative of the Company or any Company Subsidiary takes any action, on behalf of the Company or any Company Subsidiary, which, if taken by the Company, would constitute a breach of this Section 6.03, and the Company does not take reasonable action to seek to cure such breach within two (2) Business Days of the earlier of (x) the date on which the Company receives written notice from Parent or Purchaser of such breach and (y) the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.03.

Section 6.04          Directors’ and Officers’ Indemnification and Insurance.

(a)                From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions not materially less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would affect adversely in any material respect the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any Company Subsidiary.

(b)               For a period of six (6) years after the Effective Time, the Surviving Company shall to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by Law, the Surviving Company shall pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law and this Agreement that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties and reasonably acceptable to Parent, promptly after statements therefor are received, (ii) the Surviving Company shall not settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Company shall cooperate in the defense of any such matter; provided, however, that the Surviving Company shall not be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(a) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.

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(c)                For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Company to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a true and complete copy of which has been previously made available to Parent) with coverage in amount and scope at least as favorable, in the aggregate, to such persons as the coverage under the Company’s existing directors’ and officers’ liability insurance policy; provided, that in no event shall Parent or the Surviving Company be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 250% of the annual premium currently paid by the Company for such coverage; provided further that, if the annual premium of such insurance coverage exceeds such amount, Parent shall cause the Surviving Company to obtain a policy with the greatest coverage available for a cost not exceeding such amount. At Parent’s option, Parent may purchase prior to the Effective Time a six-year prepaid “tail policy” covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, in which case Parent and the Surviving Company shall be relieved of their obligations pursuant to the immediately preceding sentence; provided, that if a prepaid policy has been obtained prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such policy in full force and effect for its full term, and continue to honor the obligations thereunder.

(d)               In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.04.

(e)                The provisions of this Section 6.04 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.04 is not prior to or in substitution for any such claims under such policies. The obligations of Parent and the Surviving Company under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.04).

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Section 6.05          Employee Benefits Matters.

(a)                Parent hereby agrees that it shall, or it shall cause the Surviving Company and its Subsidiaries to, provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, an “Employee”) with a base salary, commissions and annual bonus that are no less favorable to those provided to such Employee as of immediately prior to the Effective Time; provided, however, that, for the avoidance of doubt, neither Parent, nor the Surviving Company nor any of its Subsidiaries shall have any obligation to provide for or otherwise continue such salary, commissions or bonuses following the Effective Time.

(b)               Parent hereby agrees that it shall maintain those health and welfare plans currently maintained by the Company and the Company Subsidiaries through December 31, 2018, and shall permit Employees to continue to participate in such plans. Parent shall cause DS Services of America, Inc. (“DS”) to take such actions as may be required to allow Employees to participate in those health and welfare plans maintained by DS or its Subsidiaries, effective as of January 1, 2019.

(c)                Parent hereby agrees to continue to maintain the existing Crystal Rock Holdings Inc. 401(k) Profit Sharing Plan & Trust (the “Company 401(k) Plan”) through December 31, 2018, and shall permit Employees to continue to participate in such plan, provided that Parent, in its sole discretion, may elect to reduce or eliminate matching contributions under the Company 401(k) Plan during such period.  Parent shall cause DS to take such actions as may be required to allow Employees to participate in a 401(k) plan maintained by DS or its Subsidiaries effective as of January 1, 2019.

(d)               Employees shall receive credit for vesting and eligibility purposes (but not for purposes of benefit accruals except for purposes of determining vacation and cash severance) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit, to the extent permitted by the plan, program or arrangement (provided, however, that Parent hereby agrees to take reasonable steps to amend any such plan, program or arrangement to permit such credit), each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Effective Time.

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(e)                Nothing contained in this Agreement is intended to be treated as an amendment of any particular Plan, or to create any third-party beneficiary rights in any Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall alter or limit the ability of Parent or the Surviving Company or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or to terminate the employment of any Employee.

(f)                No provision contained in this Section 6.05 requires Parent, the Surviving Company or any of their respective Subsidiaries to continue to employ an Employee following the Effective Time.

Section 6.06          Further Action.

(a)                Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions, including using reasonable best efforts to: (i) obtain from any Governmental Authority or any other third party any authorizations, consents, Orders, approvals, licenses, permits or waivers required to be obtained or made by any of the Parties or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, as promptly as practicable after the Agreement Date, (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (C) any other applicable Law and (iii) execute or deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Offer Documents and the Schedule 14D-9) in connection with the Transactions. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.06(a) shall modify or affect their respective rights and responsibilities under Section 6.06(b).

(b)               Without limiting the generality of anything contained in this Section 6.06, each Party shall: (i) give the other Parties prompt notice of the making or commencement of any request, inquiry or Action by any Governmental Authority with respect to the Transactions and (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry or Action; and provide a copy of all written communications.  Subject to applicable Law, consult the other on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other Parties (provided that such counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement with the providing Party).  In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any such request, inquiry or Action in respect of the Transactions, each Party will permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Action.

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Section 6.07          Obligations of Parent and Purchaser. Parent hereby unconditionally guarantees the due, prompt and faithful payment, performance and discharge by Purchaser of, and the compliance by Purchaser with, all of the covenants, agreements, obligations and undertakings of Purchaser under this Agreement in accordance with the terms of this Agreement. Parent covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Purchaser hereunder and agrees to be liable for any breach of this Agreement by Purchaser.

Section 6.08          Public Announcements. Each of Parent and the Company may issue its own press release relating to this Agreement in substantially the form that the Company (in the case of a press release issued by Parent) or Parent (in the case of a press release issued by the Company) has agreed to; provided, however, that each Party may issue its own press release relating to this Agreement in lieu of such press releases in the event that such Party is required by applicable Law or the requirements of the NYSE or TSX to issue a press release relating to this Agreement or (ii) the Parties fail to agree on the text of such press releases; provided, further, in the event that the Parties issue their own respective press releases in lieu of a joint press release, the issuing Party shall use its reasonable efforts to consult with the other Party before issuing such press release. Thereafter until the Effective Time, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) a Party may, without the prior consent of the other Parties, issue such press release or make such public statement (A) to the extent the press release or public statement contains information that is consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) in accordance with this Section 6.08, or (B) as may be required by Law or Order or the applicable rules of the NYSE or TSX, in which case the issuing Party shall use its reasonable efforts to consult with the other Party before issuing any press release or making any such public statements, except with respect to the matters described in, and subject to the requirements of, Section 6.03, Section 8.01 and Section 8.03, or in connection with any dispute between the Parties regarding this Agreement, and (ii) the Company will not be obligated to engage in such consultation with respect to communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), or (2) relating to an Acquisition Proposal, Superior Proposal, Adverse Recommendation Change or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

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Section 6.09          Pre-Closing Tax Returns Due On or Before the Closing Date. The Company and the Company Subsidiaries shall prepare or cause to be prepared and timely file all Tax Returns required to be filed by the Company or any Company Subsidiary for all Tax periods that end on or before the Closing Date that are required to be filed on or before the Closing Date (“Pre-Closing Tax Returns”). Each such Pre-Closing Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. The Company and Company Subsidiaries shall provide Parent a copy of any income Tax Returns constituting a Pre-Closing Tax Return at least thirty (30) days prior to the due date for the filing of such Pre-Closing Tax Return for Parent’s review and comment. The Company and the Company Subsidiaries shall consider in good faith all changes reasonably requested by Parent.

Section 6.10          Stockholder Litigation. Unless and until this Agreement is terminated in accordance with Article VIII, and except to the extent as would be reasonably expected to violate or result in a loss of any attorney-client privilege, the Company shall promptly advise Parent in writing of any stockholder litigation against the Company, its directors or officers relating to any Transaction and shall on an ongoing basis keep Parent reasonably informed regarding and consult with Parent with respect to any such stockholder litigation; provided, however, that the Company shall control such defense and this Section 6.10 shall not give Parent the right to direct such defense; and provided further, that no settlement of any such litigation shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent, Purchaser and the Company shall make appropriate disclosure arrangements under circumstances in which the Company does not fully advise Parent of such litigation pursuant to the foregoing limitations. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Foley Hoag LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any stockholder litigation.

Section 6.11          Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover Law is or may become applicable to the Offer or the Merger or the other Transactions, the Company and Company Board shall grant all such approvals and take all such actions as are necessary or advisable so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Law on the Transactions.

Section 6.12          Notification of Certain Matters. At any time after the Agreement Date, each of Parent and the Company shall give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) (i) if, (A) with respect to the Company, any fact, event or circumstance occurs or exists that has had or could reasonably be expected to result in a Company Material Adverse Effect, (B) with respect to Parent or Purchaser, any fact, event or circumstance occurs or exists that has had or could reasonably be expected to result in a Parent Material Adverse Effect, or (C) any fact, event or circumstance occurs or exists that is reasonably likely to result in any of the conditions set forth in Article VII or Annex I not being able to be satisfied prior to the Outside Date; (ii) upon receipt of any written notice to the receiving Party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such Party) reasonably be expected to prevent or materially delay the consummation of the Transactions; or (iii) upon receipt of any notice or other communication from any Governmental Authority or the NYSE or TSX in connection with the Transactions. No notice given by any Party pursuant to this Section 6.12 shall limit, supplement, qualify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or the matters set forth in the Company Disclosure Schedule. The failure to comply with this Section 6.12 will not constitute the failure of any condition set forth in Article VII or Annex I to be satisfied unless the underlying event would independently result in the failure of such a condition to be so satisfied.

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Section 6.13          Section 16 Matters. Prior to the Acceptance Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of equity securities of the Company pursuant to this Agreement by any individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act shall be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 6.14          Notifications. The Company shall notify Parent and Purchaser, and Parent and Purchaser shall notify the Company promptly of: (a) any notice or other communication from any Governmental Authority in connection with the Transactions, (b) any Action commenced, or to the Company’s Knowledge, threatened against the Company, any Company Subsidiary, Parent, or Purchaser, as applicable, that is related to the Transactions, (c) any facts, circumstances or events first occurring, arising, or becoming known during the period subsequent to the Agreement Date that would cause any representation and warranty made herein by that Person not to be true and correct in all material respects, (d) any material failure of any party to comply with or satisfy any covenant, condition or agreement of it in this Agreement with the result that the Closing Conditions set forth in Article VII would not be satisfied, and (e) any event which is reasonably likely to have a Company Material Adverse Effect. In no event shall the delivery of any notice pursuant to this Section 6.14 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of parties or the conditions to the obligation of the parties under this Agreement or be deemed to amend or supplement any disclosure schedule hereto or constitute an exception to any representation or warranty made herein.

Article VII

closing CONDITIONS

Section 7.01          Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) of the following conditions:

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(a)                Offer. Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not properly withdrawn pursuant to the Offer; provided, however, that neither Purchaser nor Parent shall be entitled to assert the failure of this condition if, in breach of this Agreement, Purchaser (or Parent on Purchaser’s behalf) fails to accept for purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

(b)               No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger or the other Transactions on the terms contemplated by this Agreement.

Article VIII

TERMINATION

Section 8.01          Termination. This Agreement may be terminated, and the Offer, the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time as follows (the date of any such termination, the “Termination Date”):

(a)                by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company:

(i)                 if the Acceptance Time shall not have occurred on or before August 12, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the failure of the Acceptance Time to occur on or before the Outside Date;

(ii)               if any Governmental Authority of competent jurisdiction issues an Order, decree or ruling or takes any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Offer; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the issuance of such Order, decree, ruling or action;

(iii)             subject to any extension of the Offer pursuant to Section 1.01(c), if the Offer expires as a result of the non-satisfaction of any Offer Condition or is terminated or withdrawn pursuant to its terms without any Shares being accepted for payment thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any Party whose breach of this Agreement has been the primary cause or primarily resulted in the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer pursuant to its terms without any Shares being accepted for payment thereunder;

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(c)                by the Company prior to the Acceptance Time:

(i)                 if, for any reason, Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within twenty (20) Business Days after the Agreement Date, provided that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company has not provided Purchaser with a Schedule 14D-9 that the Company is prepared to file, without further revisions;

(ii)               if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 6.03; provided that (A) the Company shall (1) have complied in all material respects with its obligations under Section 6.03 and (2) not have breached or failed to perform its obligations under Section 6.03, which breach or failure to perform is a consequence of an act or omission undertaken by the Company with the knowledge, or where the Company reasonably should have expected, that the taking of, or failure to take, such act is, or would be reasonably expected to cause, a breach of its obligations under Section 6.03 and (B) prior to or substantially concurrently, and as a condition to the effectiveness of such termination, the Company has paid to Parent the Company Termination Fee; or

(iii)             if Parent or Purchaser shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) shall have had a Parent Material Adverse Effect and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured prior to the earlier of (1) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(iii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d)               by Parent prior to the Acceptance Time:

(i)                 if the Company Board shall have effected an Adverse Action;

(ii)               if the Company or any Company Subsidiary enters into an Acquisition Agreement;

(iii)             if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any Offer Condition and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured prior to the earlier of (1) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (2) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(iii) if either Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

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(iv)             if the Company shall have Intentionally Breached its obligations pursuant to Section 6.03.

Section 8.02          Notice of Termination; Effect of Termination.

(a)                A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.01 shall, subject to Section 8.01(c)(ii), be effective immediately upon delivery of such written notice to the other Party.

(b)               In the event of termination of this Agreement by any Party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any Party, except that this Section 8.02, Section 6.02(a), Section 8.03 and Article IX shall remain in full force and effect and nothing herein (including Section 8.03) shall relieve any Party from liability for any fraud or Intentional Breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 8.03          Fees and Expenses.

(a)                Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Offer, the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. “Expenses,” as used in this Agreement, shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its Affiliates) incurred (whether or not billed) at any time (whether before or after the Agreement Date) by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, and in the case of Parent, with respect to its due diligence investigation of the Company and the Company Subsidiaries.

(b)               If this Agreement shall be terminated:

(i)                 by the Company pursuant to Section 8.01(c)(ii), then the Company shall pay Parent the amount of $1,500,000 (the “Company Termination Fee”);

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(ii)               by Parent pursuant to Section 8.01(d)(i), Section 8.01(d)(ii) or Section 8.01(d)(iv), then the Company shall pay to Parent the Company Termination Fee; or

(iii)             by Parent or the Company pursuant to Section 8.01(b)(i), Section 8.01(b)(ii) or Section 8.01(b)(iii) (other than by reason of a Company Material Adverse Effect) or by Parent pursuant to Section 8.01(d)(iii), if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public and (B) within twelve (12) months after the Termination Date, the Company consummates any Acquisition Proposal, then the Company shall pay Parent the Company Termination Fee.

If this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of the Company Termination Fee that would have been (or would subsequently have become) payable had Parent terminated this Agreement at such time.

(c)                The Company Termination Fee payable by the Company hereunder shall be paid to Parent or its designee by the Company in immediately available funds: (i) concurrently with a termination of this Agreement by Parent pursuant to Section 8.01(d)(ii); (ii) prior to or concurrently with, and as a condition to the effectiveness of, a termination of this Agreement by the Company pursuant to Section 8.01(c)(ii); and (iii) within two (2) Business Days after a termination of this Agreement by Parent pursuant to Section 8.01(d)(i) or Section 8.01(d)(iv).

In no event shall the Company be required to pay the Company Termination Fee more than once. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the payment of the Company Termination Fee shall, subject to Section 8.02(b), be the sole and exclusive remedy available to the Parties, with respect to the termination of this Agreement and the failure of the Transactions to be consummated. In the event that this Agreement is terminated in accordance with Section 8.01 and any such payment becomes due and payable and is paid by the Company, upon such payment in accordance with this Section 8.03, such Party (and such Party’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to the other Parties under this Agreement.

(d)               For purposes of Section 8.03(b)(iii), “Acquisition Proposal” shall, for each instance of such term in Section 6.03(g) other than the first instance, have the meaning assigned to such term in Section 6.03(g)(i), except that references to 20% in the definition thereof shall be deemed to be references to 50%.

(e)                The Parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either of the Company or Parent fails to pay when due any amount pursuant to this Section 8.03, then such Party shall (i) reimburse the other for all Expenses incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.03, and (ii) pay such other Party interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

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Article IX

GENERAL PROVISIONS

Section 9.01          Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate, instrument or other documents delivered pursuant hereto shall terminate at the Effective Time.

Section 9.02          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile transmission (with a confirmatory copy sent by an internationally recognized overnight courier service) or email transmission (upon confirmation of receipt and provided that any notice received by facsimile or email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Purchaser:

Cott Corporation
Corporate Center III
4221 W. Boy Scout Blvd., Suite 400 Tampa, FL 33607
Attention: Marni Morgan Poe
Facsimile: (813) 313-1926
Email: mpoe@cott.com

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP
One Logan Square
Ste. 2000
Philadelphia, Pennsylvania 19103
Attention: H. John Michel, Jr.
Facsimile: (215) 988-2757
Email: John.Michel@dbr.com

(b)	if to the Company:

Crystal Rock Holdings, Inc.

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1050 Buckingham Street
Watertown, CT 06795
Attention: Peter Baker
Facsimile: 877-331-6769
Email: pbaker@crystalrock.com

with a copy (which shall not constitute notice) to:

Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210
Attention: William R. Kolb, Esq.
Facsimile: (617) 832-7000
Email: wkolb@foleyhoag.com

Section 9.03          Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) may contain provisions that permit the Company to comply with the provisions of Article VI and (ii) shall include a “standstill” restriction of the same scope as the “standstill” restrictions in the Confidentiality Agreement, without application of any “fall away” provisions contained in the Confidentiality Agreement, but such restrictions need not prohibit the making of any confidential Acquisition Proposal to the Company or the Company Board (or any committee thereof).

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal.

“Adverse Action” means that the Company or the Company Board shall have (i) effected an Adverse Recommendation Change, (ii) failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, (iii) refused to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation (including in the event of an Acquisition Proposal having been publicly disclosed (other than pursuant to a commenced tender or exchange offer)) within two (2) Business Days after such request, or (iv) publicly announced an intention to take, any of the foregoing actions.

“Affiliate” means, with respect to any person, shall mean any other person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

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“Anti-Corruption Laws” means the FCPA, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company or any Company Subsidiary conducts business.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means (a) material licenses of (and covenants not to sue regarding) Intellectual Property by the Company or a Company Subsidiary to third parties, and (b) material licenses of (and covenants not to sue regarding) Intellectual Property by third parties to the Company or a Company Subsidiary.

“Company IT Assets” means Information Technology used or held for use by the Company or the Company Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, that (a) has, or would reasonably be expected to have, a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) has, or would reasonably be expected to have, a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect arising after the date hereof and resulting from or relating to (A) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, including interest or exchange rates, (B) a change in the general conditions in the industries in which the Company and the Company Subsidiaries operate, (C) any change or proposed change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change or proposed change in applicable Law, (D) any adoption, implementation, promulgation, repeal or modification, or any proposal with respect thereto, of any applicable Law after the Agreement Date, (E) any outbreak, escalation or acts of terrorism, insurrection, armed hostility or war, (F) any change caused by the announcement of the execution of this Agreement or the pendency of the Transactions, including any loss or adverse change in the relationship of the Company or any Company Subsidiary with their respective employees, customers or suppliers related thereto, (G) any Action made or brought by any holder of Shares (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or the Transactions, (H) the taking of any action expressly required by, or the forbearance from taking any action expressly prohibited by this Agreement or the taking of any action consented to or requested in writing by Parent prior to the taking of such action, or (I) the matters set forth in the SEC Reports and the Company Disclosure Schedule; provided further that the exceptions set forth in (A), (B), (C), (D) AND (E) of this clause (i) shall apply only to the extent that such event, circumstance, change, condition, occurrence or effect does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate; or (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period, any changes in credit ratings or analysts’ recommendations or ratings with respect to the Company or the Common Stock, or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure, change or decline may be considered in determining whether there is a Company Material Adverse Effect).

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“Company Stock Plan” means the Company’s 2014 Stock Incentive Plan, as amended through the Agreement Date.

“Contract” means any legally binding contract, agreement, sales or purchase order, note, bond, mortgage, indenture, Lease, license, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract or otherwise.

“Export Control Laws” means the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and executive orders and Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of the Company, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, to the extent vested or then convertible, exchangeable or exercisable after giving effect to any accelerated vesting, exchange or exercise rights that arise as a result of the completion of the Offer and the Merger.

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“Information Technology” means any computer systems (including computers, servers and workstations), Software and telecommunications systems.

“Intellectual Property” means, in any jurisdiction worldwide, all intellectual property rights or proprietary rights of any kind, including such rights in or to: (i) patents, statutory invention registrations, industrial design registrations, and applications for any of the foregoing (including provisional applications, continuations, continuations-in-part, and divisionals), including reissues, re-examinations, and substitutions; (ii) trademarks, service marks, trade dress, trade names, logos, or other indicia of origin, whether or not registered, including all common law rights therein, and registrations and applications for registrations thereof, and all goodwill connected with the use of or symbolized by any of the foregoing, and Internet domain names; (iii) copyrights (including copyrights in Software), moral rights, mask work rights, and database rights, whether or not registered, and registrations and applications for registration thereof; (iv) Software; (v) processes, methods, designs, formulae, drawings, technical information, business information, technical data, trade secrets and know-how, and confidential and proprietary information; (vi) rights of privacy and publicity; and (vii) all rights to bring an action for infringement, misappropriation or other violation of any of the foregoing.

“Intentional Breach” or “Intentionally Breached” shall mean (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching Party, which breach would give rise to the failure of any Offer Condition, and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or material failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with the knowledge, or where such breaching Party reasonably should have expected, that the taking of, or failure to take, such act is, or would be reasonably expected to cause, a material breach of this Agreement.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the individuals identified in Schedule 9.03 after due inquiry.

“Law” means any federal, state, local or foreign (non-United States) law, statute, ordinance, rule, regulation, standard or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Lease” means any and all leases, subleases or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

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“Leased Real Property” means the real property leased, subleased or otherwise occupied by the Company or any of the Company Subsidiaries as tenant, sublessee or occupier, together with, to the extent leased by the Company or any of the Company Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, rights, hereditaments and appurtenances relating to the foregoing.

“Licensed Intellectual Property” means Intellectual Property that the Company or a Company Subsidiary is licensed or otherwise permitted to use by any person and is used in the business of the Company or a Company Subsidiary as presently conducted.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecations, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Other Filings” shall mean all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9.

“Owned Intellectual Property” means Intellectual Property owned by the Company or a Company Subsidiary.

“Parent Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has a material adverse effect on, or prevents or materially delays, the ability of Parent or Purchaser to consummate the Transactions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (a) Liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and which are not individually or in the aggregate material to the Company, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property occupied by the Company or any Company Subsidiary which are not violated in any material respect by the current use and operation of such real property, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) covenants, conditions, restrictions, easements, encumbrances or record and other similar matters of record affecting title to any real property occupied by the Company or any Company Subsidiary; provided that none of the foregoing (i) render title unmarketable or uninsurable at regular rates by a title insurance company licensed to do business in the applicable jurisdiction; (ii) if violated, would result in any reversion or reverter of title to all or any portion of the Owned Real Property; or (iii) materially interfere with the conduct of the Business as it is presently conducted, (f) restrictions on the transfer of securities arising under federal and state securities Laws, (g) any Liens caused by state statutes and/or principles of common law and specific agreements within leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises, with respect to amounts not yet due and payable, (h) licenses of Intellectual Property granted in the ordinary course of business and (i) such other Liens or defects or imperfections of title that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, defect or imperfection.

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“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity, or any Governmental Authority.

“Principal Customer” means the ten (10) largest accounts of the Company and the Company Subsidiaries based on revenues received in respect of such accounts by the Company and the Company Subsidiaries for the fiscal year ended October 31, 2017.

“Principal Supplier” means the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries for the fiscal year ended October 31, 2017. For the avoidance of doubt, when determining the consolidated cost of goods and services paid to each supplier, such amount will be based on the consolidated cost of goods and services paid to such supplier and all of its Affiliates.

“Registered Intellectual Property” means Intellectual Property issued by, registered, or the subject of a pending application before, any Governmental Authority or Internet domain name registrar.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of such person or any of its Subsidiaries, acting in such capacity.

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“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each Company Subsidiary.

“Software” means all computer programs and applications (including software implementations of algorithms, models and methodologies), whether in source code, object code or other form.

“Specified Jurisdiction” means the United States of America.

“Subsidiary” or “Subsidiaries” of any person shall mean (i) a corporation more than twenty percent (20%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one of more other Subsidiaries of such person, (ii) a partnership of which such person, or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Tax” or “Taxes” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, customs duties, unclaimed property and escheat and other taxes of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means any returns (including information returns), reports, declarations, claims for refund, statements or other documents relating to Taxes that are required to be filed with any Governmental Authority, including any attachment thereto and any amendment thereof.

“TSX” means the Toronto Stock Exchange.

(a)                The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptance Time	§ 1.01(d)
Acquisition Proposal	§ 6.03(g)(i)
Action	§ 3.09
Adverse Recommendation Change	§ 6.03(d)
Affiliate Transaction	§ 3.20
Agreement	Preamble

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Defined Term	Location of Definition
Agreement Date	Preamble
Book-Entry Shares	§ 2.02(b)
Certificate	§ 2.02(b)
Certificate of Merger	§ 1.05
Closing	§ 1.04
Closing Date	§ 1.04
COBRA	§ 3.10(d)
Company	Preamble
Company 401(k) Plan	§ 6.05(c)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	§ 3.02
Company Charter	§ 1.03(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Financial Advisor	§ 3.25
Company Subsidiary	§ 3.01(b)
Company Termination Fee	§ 8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)
Data Room	§ 9.04(a)
DGCL	Recitals
Dissenters Rights	§ 2.03(a)
Dissenting Shares	§ 2.03(a)
DS	§ 6.05(b)
Effective Time	§ 1.05
Employee	§ 6.05(a)
Environmental Laws	§ 3.17(a)(ii)
Equity Interests	§ 3.03(b)
Equity Interest Agreement	§ 3.03(b)
ERISA	§ 3.10(a)
Exchange Act	Recitals
Excluded Shares	§ 2.01(a)
Expenses	§ 8.03(a)
Expiration Date	§ 1.01(a)
FTC	§ 6.06(b)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Hazardous Materials	§ 3.17(a)(iii)
Indemnified Parties	§ 6.04(a)
Initial Expiration Date	§ 1.01(a)
Intervening Event	§ 6.03(g)(ii)
IRS	§ 3.10(b)
Latest Balance Sheet	§ 3.07(d)(i)
Material Contracts	§ 3.14(a)

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Defined Term	Location of Definition
Merger	Recitals
Merger Consideration	§ 2.01(a)
Minimum Condition	Annex I
Offer	Recitals
Offer Conditions	§ 1.01(a)
Offer Documents	§ 1.01(f)
Offer Price	Recitals
Offer to Purchase	§ 1.01(f)
Opinion	§ 3.25
Outside Date	§ 8.01(b)(i)
Owned Real Property	§ 3.12(a)
Parent	Preamble
Party	Preamble
Paying Agent	§ 2.02(a)
Payment Fund	§ 2.02(a)
Plans	§ 3.10(a)
Pre-Closing Period	§ 5.01
Pre-Closing Tax Return	§ 6.09
Preferred Stock	§ 3.03(a)
Purchaser	Preamble
Sarbanes-Oxley Act	§ 3.07(a)
Schedule 14D-9	§ 1.02(b)
Schedule TO	§ 1.01(f)
SEC	§ 1.01(a)
SEC Reports	§ 3.07(a)
Securities Act	§ 3.07(a)
Shares	Recitals
Superior Proposal	§ 6.03(g)(iii)
Surviving Company	§ 1.03(a)
Termination Date	§ 8.01
Transactions	Recitals
WARN Act	§ ct;

Section 9.04          Interpretation and Rules of Construction.

(a)                When a reference is made in this Agreement to an Annex, Exhibit, Article or Section, such reference shall be to an Annex, Exhibit, Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Purchaser, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room (the “Data Room”) entitled “Project Weston Pre-LOI Data Room,” which is hosted by Mirus Securities, Inc. in connection with the Transactions or disclosed in a SEC Report filed and publicly available, in each case, at least two (2) Business Days prior to the Agreement Date. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “days” shall mean “calendar days” unless expressly stated otherwise. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the time zone in which Boston, Massachusetts is located, unless otherwise specified.

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(b)               Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.06          Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.07          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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Section 9.08          Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Article VI and (b) from and after the Effective Time, the rights of holders of Shares to receive the consideration pursuant to the Merger, as set forth in Article II.

Section 9.09          Remedies; Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

Section 9.10          Governing Law.

(a)                This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

(b)               The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware; and provided further that if neither the Delaware Court of Chancery nor the United States District Court for the District of Delaware has jurisdiction over such Action, such Action shall be heard and determined in the Superior Court of the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waives and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.02 shall be deemed effective service of process on such Party.

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Section 9.11          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12          Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented, but only pursuant to an instrument in writing signed by Parent, Purchaser and the Company; provided, however, that, following the Acceptance Time, no amendment may be made that would reduce the amount or change the form of Merger Consideration.

Section 9.13          Waiver. At any time prior to the Effective Time, Parent and Purchaser on the one hand or the Company on the other hand may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations of the other Party under this Agreement, (b) waive any breach or inaccuracy in the representations and warranties of the other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Party or any condition to the obligations of the waiving Party contained herein; provided, however, that after the Acceptance Time, no waiver may be made that would reduce the amount or change the form of the Merger Consideration. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, the failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 9.14          Company Disclosure Schedule. The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

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Section 9.15          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COTT CORPORATION
By /s/ Shane Perkey
Name: Shane Perkey
Title: Authorized Person

CR MERGER SUB, INC.
By /s/ Shane Perkey
Name: Shane Perkey
Title: Authorized Person

CRYSTAL ROCK HOLDINGS, INC.
By /s/ Peter K. Baker
Name: Peter K. Baker
Title: Chief Executive Officer

Annex I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Merger Agreement”) of which this Annex I is a part.

Notwithstanding any other provisions of the Offer and in addition to Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or the payment for, any validly tendered Shares, if:

(a)       the number of Shares validly tendered and not properly withdrawn pursuant to the Offer (excluding, for the avoidance of doubt, any Shares that are tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) together with any Shares owned by Parent or Purchaser, does not equal a majority of the Fully Diluted Shares (the “Minimum Condition”);

(b)       at any time on or after the Agreement Date and prior to the Expiration Date, any of the following conditions have occurred and are continuing at the Expiration Date:

(i)       any Governmental Authority of competent jurisdiction in a Specified Jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order that is in effect and has the effect of making the Offer or the Merger illegal or otherwise prohibiting the consummation of the Offer and the Merger;

(ii)       (A) any representation or warranty of the Company contained in Section 3.01(a) and Section 3.04 of the Merger Agreement shall not be true and correct as of the Agreement Date and as of such time, (B) any representation or warranty of the Company contained in Section 3.03(b) of the Merger Agreement shall not be true and correct as of the Agreement Date and as of such time (except to the extent such representation or warranty is expressly made as of a particular date, in which case on and as of such date), except for such inaccuracies that would not, individually or in the aggregate, result in more than a $5,000 increase in the aggregate consideration payable by Parent pursuant to the Merger Agreement, or (C) any other representation or warranty of the Company contained in the Merger Agreement shall not be true and correct (1) as of the Agreement Date (except to the extent such representation or warranty is expressly made as of a particular date, in which case on and as of such date), except only where the failure of such representation or warranty of the Company to be true and correct (without giving effect to any qualifications as to materiality or Company Material Adverse Effect), individually or in the aggregate, is not, and would not reasonably be expected to be, material and adverse to the conduct of the business or financial condition of the Company and the Company Subsidiaries, taken as a whole, and (2) as of such time (except to the extent such representation or warranty is expressly made as of a particular date, in which case on and as of such date), and except only where the failure of such representation or warranty of the Company to be so true and correct (without giving effect to any qualifications as to materiality or Company Material Adverse Effect), individually or in the aggregate, is not, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(iii)       the Company shall have breached or failed to perform in any material respect any obligation required to be performed by it under the Merger Agreement or to comply in any material respect with any agreement or covenant of the Company to be complied with by it under the Merger Agreement;

(iv)       there shall have occurred since the Agreement Date a Company Material Adverse Effect;

(v)       Parent and Purchaser shall have failed to receive a certificate duly executed by each of the Chief Executive Officer and the Chief Financial Officer of the Company on behalf of the Company, dated as of such date, certifying that the conditions set forth in paragraphs (b)(ii), (b)(iii) and (b)(iv) have not occurred; or

(vi)        the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived in writing (as permitted by applicable Law) by Parent or Purchaser (except for the Minimum Condition) in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived in writing (where permitted by applicable Law).